UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Companies Equity Partners, L.P., together with the other participants named herein (collectively, the “Barington Group”), intends to file a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

On June 2, 2016, the Barington Group issued the following press release:

FOR IMMEDIATE RELEASE
June 2, 2016

BARINGTON CAPITAL GROUP SENDS LETTER TO
THE CHAIRMAN OF THE BOARD OF CHICO’S FAS, INC.

Outlines Specific Measures to Unlock the Company’s Value Potential; Believes Stock Could be Worth $25 to $27 Per Share in Three Years if Measures Implemented

Expresses Concern that Recent Changes Chico’s Announced are Reactive and Being Made as a Direct Response to Barington’s Involvement

Questions Decision of Board to Nominate Hudson’s Bay Vice Chairman as Company Owns and Operates Department Store Chains that Directly Compete with Chico’s

NEW YORK, NY, June 2, 2016 – Barington Capital Group, L.P., who, together with its affiliates and the other participants in its solicitation, beneficially owns over 1.5% of the outstanding shares of common stock of Chico’s FAS, Inc. (NYSE: CHS), delivered a letter to the Chairman of the Board of the Company today.  The letter sets forth Barington’s serious concerns with respect to the Company’s performance and outlines measures that Barington believes Chico’s needs to implement to unlock its value potential.

Barington has nominated two directors for election to the Board of Directors of Chico’s at the Company’s 2016 Annual Meeting of Stockholders.  The 2016 Annual Meeting is scheduled to be held on July 21, 2016.

The full text of the letter is set forth below:

June 2, 2016

Mr. David F. Walker
Chairman of the Board
Chico’s FAS, Inc.
11215 Metro Parkway
Fort Myers, Florida 33966

Dear Mr. Walker:

Barington Capital Group, L.P. (“Barington”) represents a group of shareholders of Chico’s FAS, Inc. (“Chico’s” or the “Company”).  As frequent investors in retail and apparel companies, we have been following the Company for many years.  We currently beneficially own over 1.5% of its outstanding common stock and intend to continue to purchase shares at current market prices.

We invested in Chico’s because we believe its common stock is significantly undervalued, particularly given the Company’s long list of positive attributes.  These include a sizable market share in an attractive, underserved market, a loyal customer base, high gross margins, strong cash flow, a healthy balance sheet, and industry-leading store productivity.  The Chico’s and White House Black Market brands lead the underserved apparel market that caters to women ages 35 and older, and the Soma brand has established itself as a clear alternative to Victoria’s Secret and department store brands for women in this age category.  Most of the Company’s stores are in more upscale locations, with 65% of its stores located in premium, off-mall properties.  Its stores are among the most productive of its specialty retailer peers, with sales of approximately $700 per square foot, 80% higher than the median of its peers of approximately $390 per square foot.1  Furthermore, the Company’s gross margins are among the highest of its peers.

Unfortunately, despite these positive characteristics, the Company has failed to create meaningful long-term value for its shareholders.  As of the close of business on Tuesday, May 31, 2016, Chico’s common stock is down approximately 33% over the past twelve months and down approximately 78% from its all-time high of $48.90 on February 21, 2006.  As shown in the table below, the Company’s common stock has also significantly underperformed its own self-selected peers, as well as the indices that Chico’s uses for comparative purposes in its public filings, over the past one, three, five and ten-year periods:2

	1 Year (6/1/15-5/31/16)	3 Years (6/3/13-5/31/16)	5 Years (6/1/11-5/31/16)	10 Years (6/1/06-5/31/16)
Chico’s	(33.3%)	(35.7%)	(19.4%)	(60.9%)
Peers	(22.2%)	(21.7%)	(2.0%)	33.2%
S&P 500 Apparel Retail Index	(0.2%)	29.6%	114.2%	221.9%
S&P 500 Index	1.5%	36.2%	77.7%	101.9%

Notwithstanding the Company’s disappointing share price performance, we are convinced that Chico’s has a vast value potential that is not being realized.  Therefore, as is our frequent practice, we established a private dialogue with members of the Company’s senior management team, as well as with you and other members of the Board of Directors, beginning in March 2016.  Since then, during conference calls and in a letter to you dated May 3, 2016, we have shared some of our recommendations with respect to the Company as well as our belief that the Company’s high SG&A expenses are masking its true earnings power.

We are pleased that since we began this dialogue the Company has begun to implement a number of the measures that we have recommended.  While we commend the Company for taking these steps, we question whether they would have been taken with the same speed, or at all, without our involvement.  Regardless, as the Company’s earnings release for the first quarter of 2016 indicates, there is still much more work that needs to be done.  The Company’s sales for the quarter were down -7.9% from the comparable quarter last year, or -4.4% excluding the impact of Boston Proper, which was sold for a significant loss in 2015 after Chico’s recorded over $215 million in goodwill and trade name impairment charges.  The Company’s comparable store sales for the quarter were down 4.2% from the prior year period and the Company’s adjusted earnings of $0.25 per diluted share for the quarter were down approximately 17% from the comparable period last year and down approximately 22% from the comparable period three years earlier.

In order to improve the Company’s performance and unlock its value potential, we believe that Chico’s needs to implement a wide variety of measures.  These include (a) initiatives to enhance revenue by improving execution, merchandising and store productivity at each of its three brands, (b) growing the Soma brand, (c) measures to decrease the Company’s high selling, general and administrative (SG&A) costs by at least $100 million through, among other things, decentralizing the management of its brands and eliminating unnecessary or inefficient marketing expenses, (d) repurchasing stock at current levels, (e) improving the Company’s executive compensation practices to better align management and shareholder interests and (f) adding to the Chico’s Board experienced directors who can help oversee the implementation of the foregoing measures while ensuring that shareholder interests remain paramount.

While we will provide you and our fellow shareholders with a more detailed presentation of our recommendations in the weeks to come, we have summarized for you below some of the key steps that we believe the Company must take in order to realize its long-term value potential.  We are convinced that if the Company implements these measures, Chico’s could more than double its earnings per share in three years, which we estimate could translate to a stock price of approximately $25 to $27 per share.3

A.           Enhance Revenue

We believe that the core focus of the Company needs to be on improving revenue at its three brands: Chico’s, White House Black Market and Soma.  We believe that this can be done through a combination of efforts to improve execution, merchandising and store productivity at the Company.

Decentralize Corporate Functions and Improve Execution

It is our belief that Chico’s has a number of centralized functions that are performed by its corporate headquarters staff that should be exclusively performed at each of the Company’s three brands.  While the intention of centralizing these functions may have been to attempt to create synergies or cost savings, in practice we believe that the current structure has resulted in excessive corporate overhead as well as unnecessary bureaucracy and delays that hinder operating execution.

We therefore believe that the Company should remove or minimize duplicative corporate level functions, as the Company has recently done with advertising.  We also believe that each brand president should be empowered to run its brand independently, with full merchandising authority and minimal corporate involvement.

Another example of what we believe is excessive involvement is the Board’s “Merchant Committee” which meets up to four times a year to review and advise the Company on the product offerings for each of its brands.  We strongly recommend that the Board promptly disband this unusual committee, which we believe adds unnecessary cost and delay to the introduction of new products.

Improve Merchandising and Understanding of the Customer

We find it disconcerting that Chico’s has reported flat to declining comparable store sales at its core Chico’s and White House Black Market brands in each of the past three years.  This trend continued in the first quarter of 2016, with Chico’s reporting negative comparable store sales of -5.4% and White House Black Market reporting negative comparable store sales of -3.8%.

We believe that Chico’s can regain its lost market share through better merchandising and a renewed focus on meeting the demands of its customers.  We are convinced that this can be accomplished by ensuring that each brand is run by a president with strong merchandising skills who has the vision and focus to intimately understand that brand’s target consumer and deliver the stylish, high-quality product she desires.  We are also confident that ending the practice of performing unnecessary centralized functions at the corporate level and pushing more authority to the brand presidents will improve operating efficiency and make each brand more nimble and better able to respond to customer demand.

Enhance Store Productivity

We believe that the Company can improve its store productivity at Chico’s and White House Black Market back to peak 2012 levels by shutting down less productive stores and opening new stores in more promising locations.  We have consulted with Thor Equities, a leader in the development, leasing and management of retail real estate, and are confident that they could assist the Company with this endeavor.

B.           Grow the Soma Brand

In the intimate apparel and sleepwear market, we believe that mature women are in need of an appealing alternative to department stores and Victoria’s Secret.  We believe that Soma presents this alternative and can grow to become a much larger brand.  We do not think that the current modest pace at which management is expanding the Soma store base is maximizing its value potential.  We are convinced that Soma has the potential to become a billion dollar business.  In time, this business could also potentially become a spin-off opportunity.  We therefore strongly recommend that the Company focus on growing the Soma brand and believe that it should open an additional two to three hundred stores over the next five years.

C.           Reduce SG&A Expenses

Chico’s SG&A expenses as a percentage of sales are currently among the highest of its specialty retailer peers,4 and since 2012, these expenses have been growing nearly three times faster than revenue.  As a result, despite Chico’s having one of the highest gross margins among its peers, it has one of the lowest EBITDA margins.  We are convinced that the Company’s disproportionately high SG&A expenses are masking the Company’s true earnings power.

Our research shows that the Company’s sizable SG&A expenses are primarily due to its high corporate overhead and advertising spend.  It is our belief that these expenses can be reduced by at least $100 million in the aggregate, and that as much as $75 million of these expense reductions are separate and distinct from the cost reduction initiatives that Chico’s has announced since we shared our views with the Company in this area over the past few months.  We believe that our cost reduction plans are conservative, and note that if Chico’s implements both our recommended cost reductions and those announced by the Company, the Company’s SG&A margin would still be higher than the median SG&A margin of its peers.

Rationalize Corporate Overhead

We believe that the Company’s corporate overhead is significantly larger than its peers and, in our opinion, disproportionate to the Company’s current level of sales.  As you know, Chico’s maintains a 504,000 square foot headquarters in Fort Myers, Florida that appears to us to be too large for the Company’s operations.  Based on our estimates and management commentary, we believe that the Company spends approximately 5% of its sales or an estimated $130 million on headquarter-level expenses.5  In contrast, multi-brand companies such as Kering, L Brands and VF Corporation that are considered “best-of-breed” spend a significantly lower percentage of sales on maintaining their central/corporate overhead infrastructure.

We believe the Company’s excessive corporate overhead results, in part, from an over-centralization of functions at corporate headquarters.  It is our belief that if the Company’s corporate overhead is rationalized, corporate level expenses can be reduced by at least $50 million.   Furthermore, if the rationalization is implemented correctly, it can also have the added benefit of improving operating efficiency at each of the Company’s three brands as previously discussed.

Reduce Advertising Expenses

In 2015, the Company spent $159.9 million or approximately 6.1% of its sales on advertising – more than double the median of its peers.6  As we have shared with you in the past, we believe that the Company should reduce marketing expenses by at least $50 million, and can do so while still growing sales.

In apparent agreement with our views, Chico’s announced in April that it is taking steps to decentralize its marketing functions which are expected to achieve approximately $14 million in annualized cost savings.  It also announced last week that the Company has the ability to reduce its marketing spend by at least another $11 million a year by using customer data to determine the most effective marketing techniques to engage with its customers.  While these steps are a good start, we believe that the Company’s elevated marketing spending should still be reduced by a further $25 million by reallocating marketing expenses toward the most efficient and effective media.  We note that even after reducing its advertising spend by $50 million, Chico’s would still be spending a greater portion of sales on advertising than most of its peers.

D.           Repurchase Common Stock

We believe that the Company’s stock is more undervalued now than it has been in the past five years and therefore recommend that the Company increase its share repurchases.  Since February 2011, Chico’s has bought back approximately 60% of the Company’s current market capitalization at about a 45% premium to the Company’s current share price.  We believe that further share repurchases at this time would be highly accretive and would help the Company meaningfully improve its earnings per share.  We therefore recommend that the Company use its strong free cash flow to continue to repurchase its common stock aggressively so long as shares may be repurchased at a meaningful discount to their intrinsic value.  While we also recommend that the Company use its cash flow to grow the Soma brand, we caution the Company not to purchase any new businesses, particularly given the Company’s poor track record with Boston Proper.

E.           Align Executive Compensation with Shareholder Interests

We believe that the Company’s executive compensation arrangements for its President and CEO Shelley Broader fail to properly align pay with performance.  In October 2015, the Chico’s Board granted a generous $13.5 million compensation package to Ms. Broader.  The package included a $1.03 million sign-on cash bonus, a $3.0 million sign-on grant of restricted stock, minimum guaranteed base and bonus compensation of $2.9 million for the first fourteen months of her tenure, and a $6.5 million equity award (half of which is performance related) vesting over three years.  Only 24% of this compensation package is contingent upon the Company meeting any performance metrics.  We are disappointed that the Board granted her a compensation package that is almost twice the size of the median compensation paid to the CEOs of the Company’s peers in 2015, and that over 75% percent of the compensation she is to receive is guaranteed with no requirement for the Company to achieve any performance goals.

We support a CEO receiving an extremely competitive compensation package provided that it closely links pay to the achievement of appropriate short and long-term performance goals so that management and shareholder interests are properly aligned.  We therefore strongly recommend that the Board more closely tie Ms. Broader’s compensation to the Company’s performance beginning in 2017.  We also recommend that the Board ensure that her overall compensation levels are more in line with that of the CEOs of the Company’s similarly sized peers.

F.           Enhance the Board of Directors

Given the disappointing share price performance of Chico’s under its current Board, we strongly believe that new directors are needed who have the background and experience necessary to oversee the implementation of the measures we have recommended.  We also believe that the Board is in need of directors who can ensure that the interests of shareholders remain paramount in the boardroom.

Barington and Our Nominees

Barington has a 16-year record of successfully working with underperforming companies to assist them in designing and implementing plans to improve their long-term financial and share price performance.  We are committed to doing the same at Chico’s, and are confident that the measures we have suggested will help create significant long-term shareholder value.  As you know, we have substantial experience investing in retail and apparel companies, with prior investments in companies such as Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource, Stride Rite, Collective Brands and Maxwell Shoe.  Each of these companies has shown a meaningful improvement in shareholder value following our involvement.

We have nominated Janet Grove and me for election at the 2016 Annual Meeting because we are confident that we can add substantial value to the Chico’s Board.  I am an experienced public company director who has sat on more than a dozen boards, and I have helped numerous companies improve their long-term financial performance, corporate governance and executive compensation practices.  Ms. Grove has over 40 years of retail experience, including serving as Vice Chairman of Macy’s, Inc. and Chairman and CEO of Macy’s Merchandising Group, where she was responsible for designing, sourcing, marketing and merchandising its extensive offering of private branded products and managing key vendor relationships.  We believe that with her strong operating and merchandising background, Ms. Grove can provide invaluable assistance to the Company, particularly with respect to ways to improve the merchandising efforts of its three brands.

Our Discussions and Concerns with the Board’s Nominees

Given our track record and experience – as well as our efforts to collaborate privately – we are disappointed that our offer of assistance has been rejected by the Board, particularly when the Company appears to have embraced the initial recommendations that we have shared.

We acknowledge that it is a positive step that Verna Gibson and David Dyer, the Company’s former President and CEO, are retiring from the Board.  Ms. Gibson has served as a director for 23 years, and we generally believe that a former CEO should not continue to serve as a director as it can undermine his or her successor’s ability to lead and pursue a new strategic direction.  We were extremely disappointed, however, that the Nominating Committee was only open to interviewing two of the five highly qualified candidates that we presented, and failed to interview me.  We also question the independence of the search process run by the Board, given that it led to the selection of two nominees with personal or professional ties with Ms. Broader.

We also fail to understand the wisdom of adding Ms. Brooks as a director.  As you know, Hudson’s Bay Company owns and operates two sizable department store chains that directly compete with the Company: Saks Fifth Avenue and Lord and Taylor.  It appears to us that her service as a director would create a conflict of interest, if not a potential violation of the Clayton Antitrust Act.

Conclusion

We are concerned that some of the changes that the Company has recently announced are reactive and are being made as a direct response to our involvement.  As we believe that significant additional steps must be taken as outlined in this letter, we fear that further positive measures may not be implemented unless there are directors in the boardroom who are committed to making sure that Chico’s remains focused on critically assessing the Company’s competitive strengths and weaknesses and finding effective solutions to unlock its value potential.  Furthermore, while it may make a CEO comfortable to know that she has friends in the boardroom, we believe that it is more important that she be surrounded by experienced directors that are solely focused on creating long-term value for shareholders and, while supportive of the CEO, will not refrain from challenging her if necessary.

After careful deliberation, we have determined that Janet Grove and I have the skill set, experience and independence that we believe are needed in the Chico’s boardroom.  If elected at the Annual Meeting, we are committed to working collaboratively with the rest of the Board while ensuring that shareholder interests are protected.

Please let us know if you have any questions or would like to discuss any of our recommended measures in greater detail.

Sincerely,

/s/ James A. Mitarotonda

James A. Mitarotonda

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm that was established by James A. Mitarotonda in January 2000.  Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance.  Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.  Barington has substantial experience investing in retail and other consumer-focused companies, with prior investments in Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource, Stride Rite, Collective Brands, Maxwell Shoe, Avon Products, Lone Star Steakhouse, Darden Restaurants and Harry Winston, among others.

CONTACT:

Jared L. Landaw
Chief Operating Officer
Barington Capital Group, L.P.
Email:  jlandaw@barington.com
Tel:      (212) 974-5713

__________________
End Notes:

1 Source: SEC filings.  Includes 2015 sales per square foot figures of only those specialty retailer peers that disclose such data in their public filings.  These peers include Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Aeropostale, Inc., DSW Inc., Express, Inc., Finish Line, Inc., Foot Locker, Inc., Genesco Inc., Victoria’s Secret, Bath & Body Works, The Buckle, Inc., The Children’s Place, Inc. and The Gap, Inc. Excludes Ascena Retail Group, Inc., Genesco Inc. and Urban Outfitters which do not report sales per square foot figures in their SEC filings.  Also excludes Ann Inc., which was acquired by Ascena, and Caleres Inc., Coach, Inc., and Guess?, Inc., due to their wholesale businesses.
2 Source: S&P Capital IQ.  Returns are calculated assuming the reinvestment of dividends.  The Company’s peers, as identified in the Company’s 2016 Preliminary Proxy Statement, include Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Ascena Retail Group, Inc., Caleres, Inc., Coach, Inc., DSW Inc., Express, Inc., The Finish Line, Inc., Foot Locker, Inc., Genesco Inc., Guess?, Inc., L Brands, Inc., The Buckle, Inc., The Children’s Place, Inc., The Gap, Inc. and Urban Outfitters, Inc.  Excludes Aéropostale, Inc., which was delisted by the New York Stock Exchange, and Ann Inc., which was acquired by Ascena in August 2015. The S&P 500 Apparel Retail Index and the S&P 500 Index are used by the Company for comparison purposes in its Form 10-K filing for 2016.  The Company’s common stock similarly underperformed the S&P 500 Specialty Retail Index and the Russell 2000 Index over each of these periods.

3 Barington’s analysis assumes that the Company reduces its marketing and corporate overhead by a total of approximately $100 million by 2018.  Barington’s analysis also assumes that Soma expands its store base to 413 stores by 2018 from the current 287 stores and that Chico’s and White House Black Market maintain their current store counts.  Barington’s assumptions also include comparable store sales growth of 3% per year at Soma in 2017E and 2018E and comparable store sales growth of 2% per year at Chico’s and White House Black Market in 2017E and 2018E.  Based on Barington’s analysis, the Company is expected to generate about $500 million of free cash flow cumulatively during 2016E to 2018E, which we assume is used to continue to repurchase shares at an average price of approximately $17 per share or a 55% premium to the current share price.
4 The Company’s 2015 SG&A (excluding rent) as a percentage of sales was 38.5% versus a median of 25.2% for its specialty retailer peers (also excluding rent).  Data for the specialty retail peers is as of the comparable twelve month period. Source: SEC filings.
5 Todd Vogensen, the Company’s Chief Financial Officer, provided a detailed breakdown of the Company’s SG&A during the Company’s earnings call on February 26, 2015.  According to Mr. Vogensen, the Company’s SG&A falls into three primary categories: store operating expenses (70-75% of total Company’s SG&A), marketing (mid-teen percentage of total Company SG&A) and headquarters expense (10-12% of total Company SG&A).
6 The median percentage of sales spent on advertising by the Company’s specialty retailer peers was 2.7%, based on LTM data available in their SEC filings.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Barington Capital Group, L.P., together with the other participants named herein (collectively “Barington”),  intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of its nominees at the 2016 Annual Meeting of Stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

The participants in the proxy solicitation are: Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James A. Mitarotonda, Hilco, Inc., Joseph Gromek, SMS Capital, LLC, Thor ECM LLC and JM Cohen Long-Term Investment Fund, L.P, and Janet E. Grove.

BARINGTON STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ SUCH PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION.  SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 566-1922 OR AT INFO@OKAPIPARTNERS.COM.

As of the close of business on June 1, 2016, Barington Companies Equity Partners, L.P. beneficially owned directly 1,735,129 shares of common stock, $0.01 par value (the “Common Stock”), of the Company, including 850,000 shares of Common Stock underlying certain call options that are exercisable within sixty (60) days hereof. As of the close of business on June 1, 2016, Hilco, Inc. owned directly 51,830 shares of Common Stock. As of the close of business on June 1, 2016, 51,830 shares of Common Stock were held in a certain account managed by Barington Companies Investors, LLC, on behalf of MSF Partners, LLLP (the “MSF Account”). As of the close of business on June 1, 2016, Thor ECM LLC owned directly 22,000 shares of Common Stock. As of the close of business on June 1, 2016, JM Cohen Long-Term Investment Fund, L.P. owned directly 40,000 shares of Common Stock. As of the close of business on June 1, 2016, SMS Capital, LLC owned directly 85,000 shares of Common Stock. As of the close of business on June 1, 2016, Joseph R. Gromek owned directly 41,819 shares of Common Stock. Barington Companies Investors, LLC, as the general partner of Barington Companies Equity Partners, L.P. and the investment advisor to the MSF Account, may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. Barington Capital Group, L.P., as the majority member of Barington Companies Investors, LLC, may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. LNA Capital Corp., as the general partner of Barington Capital Group, L.P., may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. Mr. Mitarotonda, as the sole stockholder and director of LNA Capital Corp., may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.  As of the close of business on June 1, 2016, Ms. Grove did not beneficially own any shares of Common Stock.

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